Exhibit 3.1

Certificate of Arrangement		Certificat d’arrangement
Canada Business Corporation Act		Loi canadienne sur les sociétés par actions

Cynapsus Therapeutics Inc.		955505-6

Corporate name(s) of CBCA applicants / Dénomination(s) sociales(s) de la ou des sociétés LCSA requérantes		Corporation number(s) / Numéro(s) de la ou des sociétés

I HEREBY CERTIFY that the arrangement set out in the attached articles of arrangement has been effected under section 192 of the Canada Business Corporations Act.		JE CERTIFIE que l’arrangement mentionné dans les clauses d’arrangement annexées a pris effet en vertu de l’article 192 de la Loi canadienne sur les sociétés par actions.

Virginie Ethier
Director / Directeur
2016-10-20
Date of Arrangement (YYYY-MM-DD)
Date de l’arrangement (AAAA-MMJJ)

Canada Business Corporations Act (CBCA)

FORM 14.1

ARTICLES OF ARRANGEMENT

(Section 192)

1 - Name of the applicant corporation(s)	Corporation number

Cynapsus Therapeutics Inc.	9555056

2 - Name of the corporation(s) the articles of which are amended, if applicable	Corporation number

Not applicable

3 - Name of the corporation(s) created by amalgamation, if applicable	Corporation number

Not applicable

4 - Name of the dissolved corporation(s), if applicable	Corporation number

Not applicable

5 - Name of the other bodies corporate involved, if applicable	Corporation number or jurisdiction

Sunovion CNS Development Canada ULC	British Columbia

6 - In accordance with the order approving the arrangement, the plan of arrangement attached hereto, involving the above name body(ies) corporate, is hereby effected.

In accordance with the plan of arrangement,

☐	a. the articles of the corporation(s) indicated in item 2, are amended.
If the amendment includes a name change, indicate the change below:

☐	b. the following bodies corporate and/or corporations are amalgamated (for CBCA corporations include the corporation number)

☐	c. the corporation(s) indicated in item 4 is (are) liquidated and dissolved:

7 - I hereby certify that I am a director or an authorized officer of one of the applicant corporations.

Signature	/s/ Anthony Giovinazzo

Print name	Anthony Giovinazzo, Director

Note:	Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

OCT 20 2016

Schedule A
Plan of Arrangement
under Section 192 of the
Canada Business Corporations Act

Article 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Canada Business Corporations Act, as amended, including the regulations promulgated thereunder;

“Acquiror” means Sunovion CNS Development Canada ULC;

“Arrangement Agreement” means the arrangement agreement dated August 31, 2016 between the Acquiror, the Parent and the Corporation, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement” means the arrangement under the provisions of section 192 of the Act, on the terms and subject to the conditions set out in the Arrangement Agreement and in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the parties, each acting reasonably;

“Arrangement Resolution” means the special resolution of Securityholders approving the Arrangement to be considered at the Meeting, substantially in the form attached as Schedule D to the Arrangement Agreement and any amendments or variations thereto made in accordance with the provisions of the Arrangement Agreement or the Plan of Arrangement;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement to be filed with the Director after the Final Order is made;

“Business Day” means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in Toronto, Ontario and New York, New York are open for the conduct of non-automated business;

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement to be issued by the Director pursuant to subsection 192(7) of the Act in respect of the Articles of Arrangement;

“Circular” means the notice of the Meeting and accompanying management information circular of the Corporation, including all schedules, appendices and exhibits thereto, and all information incorporated by reference therein, to be prepared and sent to the Securityholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;

“Common Share” means a common share of the Corporation;

“Consideration” means $40.50 in cash per Common Share or, in the case of a Warrant or Option, the excess of $40.50 over the exercise price of such Warrant or Option;

“Corporation” means Cynapsus Therapeutics Inc.;

“Corporation Sub” means an unlimited liability company to be formed pursuant to the Business Corporations Act (British Columbia) as a direct, wholly-owned subsidiary of the Corporation for the purposes of effectuating the Arrangement;

“Court” means the Ontario Superior Court of Justice (Commercial List) or any appellate court, as the case may be;

“Depositary” means any trust company, bank or financial institution agreed to in writing by the Acquiror and the Corporation to act as depository for the Arrangement;

“Director” means the Director appointed pursuant to section 260 under the Act;

“Dissent Rights” means the rights of dissent granted in favour of Securityholders in respect of the Arrangement as described in Article 3 hereof and the Interim Order;

“Dissenting Shareholder” means a Shareholder who properly dissents in respect of the Arrangement in strict compliance with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time;

“Dissenting Securityholder” means a Dissenting Shareholder or a Dissenting Warrantholder;

“Dissenting Warrantholder” means a Warrantholder who properly dissents in respect of the Arrangement in strict compliance with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 11:59 p.m. (Eastern Daylight Time) on the Effective Date;

“Final Order” means the final order of the Court in a form and content satisfactory to the parties, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of the parties, each acting reasonably) at any time prior to the Arrangement becoming effective or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is in a form and content satisfactory to the parties, each acting reasonably) on appeal;

“Interim Order” means the interim order of the Court, in a form and content satisfactory to the parties, each acting reasonably, as the same may be amended by the Court (with the consent of the parties, each acting reasonably), containing declarations and directions with respect to the Arrangement and providing for, among other things, the holding of the Meeting;

“Letter of Transmittal” means the letter of transmittal to be sent by the Corporation to the Securityholders with the Circular in connection with the Arrangement;

“Meeting” means the special meeting of Securityholders to be called and held for the purpose of considering the Arrangement Resolution and any adjournments or postponements thereof in accordance with the terms of the Arrangement Agreement;

“Option Plan” means the stock option plan of the Corporation as amended and restated on May 10, 2016;

“Optionholder” means a holder of an Option;

“Options” means the outstanding options to purchase Common Shares issued pursuant to the Option Plan or any predecessor plan, as set out in the Disclosure Letter (as such term is defined in the Arrangement Agreement);

“Parent” means Sunovion Pharmaceuticals Inc.;

“person” means an individual, general partnership, limited partnership, corporation, company, limited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, estate, trustee, executor, administrator or other legal representative, government (including Governmental Authority) or other entity, whether or not having legal status;

“Securityholder Encumbrance” means any lien (statutory or otherwise), pledge, hypothecation, charge, restriction or adverse right or Claim (as defined in Arrangement Agreement), mortgage, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, security interest, adverse interest, defect of title, statutory or deemed trust, other third party interest or encumbrance of any kind, in each case, whether contingent or absolute;

“Securityholders” means, collectively, the Shareholders and the Warrantholders;

“Shareholders” means holders of Common Shares;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended;

“Warrantholder” means a holder of Warrants; and

“Warrants” means the common share purchase warrants of the Corporation set out in the Disclosure Letter (as such term is defined in the Arrangement Agreement).

1.2	Construction

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Plan of Arrangement and not to any particular Section of this Plan of Arrangement;

(b)	references to a “Section” are references to a Section to this Plan of Arrangement;

(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	if the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

(f)	a period of Business Days is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Eastern Daylight Time) on the last day of the period if the period is a Business Day or at 4:30 p.m. on the next Business Day if the last day of the period does not fall on a Business Day;

(g)	references to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislation provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto;

(h)	references to any agreement or document shall be to such agreement or document (together with the schedules and exhibits attached thereto), as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time; and

(i)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

1.3	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States dollars. Unless specifically provided for in this Plan of Arrangement, all payments to be made in cash pursuant to this Plan of Arrangement shall be made in United States dollars. The exercise price of the Options or Warrants or any other amount that is denominated in Canadian dollars shall be converted to United States dollars at the Bank of Canada noon rate on the date that is two (2) Business Days prior to the Meeting.

1.4	Time

Time shall be of the essence in this Plan of Arrangement.

Article 2

ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms part of, the Arrangement Agreement, and constitutes an arrangement as referred to in section 192 of the Act.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective at and be binding on and after the Effective Time, on: (a) the Corporation, (b) the Acquiror, (c) the Parent, (d) all registered and beneficial Securityholders (including Dissenting Securityholders) and Optionholders, (e) the Depositary, and (f) any registrar and transfer agent in respect of the Common Shares, Options or Warrants, in each case without any further authorization, act or formality on the part of any person, except as expressly provided herein.

2.3	Arrangement

The following transactions shall occur and shall be deemed to occur, without any further authorization, act or formality, in the following order, provided that none of the following will occur or will be deemed to occur unless all of the following occurs:

(a)	the Corporation shall transfer, assign and otherwise dispose of all of its property and assets to Corporation Sub. In consideration of this transfer, Corporation Sub shall assume all liabilities and other obligations of the Corporation, and shall issue one million (1,000,000) common shares of Corporation Sub’s capital stock to the Corporation.

(b)	at 12:01 a.m. on the day following the Effective Date, each Option outstanding immediately prior to the Effective Time shall be deemed to be surrendered by the holder in exchange for payment of the Consideration by the Corporation, and:

(i)	the holder thereof shall cease to be the holder of such Option and shall cease to have any rights as a holder in respect of such Option or under the Option Plan;

(ii)	such holder’s name shall be removed from the register of Options, as of such time, and all option agreements, grant agreements and similar instruments relating thereto shall be cancelled; and

(iii)	each Option and the Option Plan shall be cancelled as of such time;

and

(c)	at 12:03 a.m. on the day following the Effective Date, each Warrant outstanding immediately prior to the Effective Time (other than Warrants outstanding immediately prior to the Effective Time held by Dissenting Warrantholders, the Acquiror or Affiliates of the Acquiror) shall be deemed to be transferred (free and clear of any Securityholder Encumbrances) by the holder thereof to the Acquiror in exchange for the Consideration, and:

(i)	the holder thereof shall cease to be the holder of such Warrant and shall cease to have any rights as a holder in respect of such Warrant; and

(ii)	such holder’s name shall be removed from the register of Warrants, as of such time, and all warrant agreements, indentures, grants and similar instruments relating thereto shall be cancelled

and

(d)	concurrently with Section 2.3(c), each Warrant outstanding immediately prior to the Effective Time held by a Dissenting Warrantholder shall be deemed to have been transferred to the Acquiror (free and clear of any Securityholder Encumbrances); and

(i)	such Dissenting Warrantholder shall cease to have any rights as a holder in respect of such Warrants, other than the rights set out in Section 3.1;

(ii)	such Dissenting Warrantholder shall cease to be the holder of such Warrant and shall cease to have any rights as a holder in respect of such Warrant; and

(iii)	such holder’s name shall be removed from the register of Warrants, as of such time, and all warrant agreements, indentures, grants and similar instruments relating thereto shall be cancelled

and

(e)	at 12:05 a.m. on the day following the Effective Date, each Common Share outstanding immediately prior to the Effective Time (other than those held by Dissenting Shareholders, the Acquiror or Affiliates of the Acquiror) shall be transferred (free and clear of any Securityholder Encumbrances) to the Acquiror in exchange for the Consideration; and

(i)	the holder thereof shall cease to be the holder of such Common Share and shall cease to have any rights as a holder in respect of such Common Share;

(ii)	such holder’s name shall be removed from the register of holders of Common Shares of the Corporation, as of such time;

(iii)	the certificate representing such Common Share shall be deemed to have been cancelled as of such time; and

(iv)	the Acquiror shall be entered as the sole holder of such Common Share on the register of holders of Common Shares of the Corporation as of such time, and shall be deemed to be the sole legal and beneficial owner of the such Common Share as of such time (free and clear of all Securityholder Encumbrances); and

(f)	concurrently with Section 2.3(e), each Common Share outstanding immediately prior to the Effective Time held by a Dissenting Shareholder shall be deemed to have been transferred to the Acquiror (free and clear of any Securityholder Encumbrances); and

(i)	such Dissenting Shareholder shall cease to have any rights as a holder in respect of such Common Share, other than the rights set out in Section 3.1;

(ii)	such Dissenting Shareholder shall cease to be the holder of such Common Share and shall cease to have any rights as a holder in respect of such Common Share;

(iii)	such holder’s name shall be removed from the register of holders of Common Shares of the Corporation, as of such time;

(iv)	the certificate representing such Common Share shall be deemed to have been cancelled as of such time; and

(v)	the Acquiror shall be entered as the sole holder of such Common Share on the register of holders of Common Shares of the Corporation as of such time, and shall be deemed to be the sole legal and beneficial owner of such Common Share.

Article 3

RIGHTS OF DISSENT

3.1	Rights of Dissent

A holder of Common Shares or Warrants immediately prior to the Effective Time may exercise Dissent Rights in accordance with the procedures set out in section 190 of the Act, as modified by this Article 3, the Interim Order and the Final Order, with respect to such Common Shares or Warrants in connection with the Arrangement, provided that notwithstanding section 190(5) of the Act, the written objection to the Arrangement Resolution contemplated by section 190(5) of the Act must be received by the Corporation by 5:00 pm (Eastern Daylight Time) two (2) Business Days prior to the date of the Meeting. Each Dissenting Securityholder who is:

(a)	ultimately entitled to be paid fair value for such holder’s Common Shares or Warrants, as applicable, which fair value, notwithstanding anything to the contrary contained in Part XV of the Act, shall be determined as of the close of business on the day before the Arrangement Resolution is adopted, shall be deemed to have transferred such holder’s Common Shares or Warrants, as applicable to Acquiror as of the time set out in Section 2.3(d) or 2.3(f) hereof, as applicable, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Securityholder not exercised Dissent Rights in respect of such Common Shares or Warrants; or

(b)	ultimately not entitled, for any reason, to be paid such fair value for such Warrants or Common Shares, as applicable, shall be deemed to have participated in the Arrangement with respect to such Warrants or Common Shares, as applicable, as of the time set out in Section 2.3(c) or 2.3(e) hereof, on the same basis as a Shareholder or a Warrantholder to which Section 2.3(c) or 2.3(e) hereof applies, as applicable.

3.2	Recognition of Dissenting Securityholders

(a)	In no circumstances shall the Corporation, the Parent, the Acquiror or any other person be required to recognize a Dissenting Securityholder as the holder of any Common Shares or Warrants at and after the Effective Time, and the names of such Dissenting Securityholders shall be removed from the register of Common Shares or Warrants, as applicable, maintained by or on behalf of Corporation.

(b)	In addition to any other restrictions under section 190 of the Act, Securityholders who voted (or have instructed a proxyholder to vote) in favour of the Arrangement Resolution, shall not be entitled to exercise Dissent Rights.

Article 4

PAYMENT AND CERTIFICATES

4.1	Payment of the Consideration

(a)	Prior to the filing of the Articles of Arrangement, the Acquiror shall deposit, for the benefit of the holders of Common Shares (other than Dissenting Shareholders) and Warrants (other than Dissenting Warrantholders), as applicable, sufficient cash to pay (i) the aggregate Consideration payable to holders of Common Shares (other than Dissenting Shareholders) pursuant to Section 2.3(e), and (ii) the aggregate Consideration payable to holders of Warrants (other than Dissenting Warrantholders) pursuant to Section 2.3(c).

(b)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares transferred pursuant to Section 2.3(e), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder thereof shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the aggregate Consideration which such holder has the right to receive under Section 2.3(e), less any amounts withheld pursuant to Section 4.3, and any share certificate so surrendered shall forthwith be cancelled. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Warrants transferred pursuant to Section 2.3(c), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder thereof shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the aggregate Consideration which such holder has the right to receive under Section 2.3(c), less any amounts withheld pursuant to Section 4.3, and any warrant certificate so surrendered shall forthwith be cancelled.

(c)	On the day following the Effective Date, the Corporation shall pay the amounts to be paid to holders of Options either (i) pursuant to the normal payroll practices and procedures of the Corporation, or (ii) in the event that payment pursuant to the normal payroll practices and procedures of the Corporation is not practicable for any such holder, by cheque (delivered to such holder of Options as reflected on the register maintained by or on behalf of the Corporation in respect of the Options), less any amounts withheld pursuant to Section 4.3. The Acquiror shall advance by way of a demand, non-interest bearing loan to the Corporation on the Effective Date by wire transfer in immediately available funds an amount, not exceeding the aggregate of the amounts to be so paid to the holders of Options and the amounts to be so withheld, as requested by the Corporation to the Acquiror by notice in writing given not less than three (3) Business Days prior to the Effective Date.

(d)	Pursuant to Section 2.3(e), each certificate that immediately prior to the Effective Time represented Common Shares shall be deemed as of and from the time specified in Section 2.3(e) to represent only the right to receive upon surrender of such certificate the Consideration, without interest, in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Pursuant to Section 2.3(c), each certificate that immediately prior to the Effective Time represented Warrants shall be deemed as of and from the time specified in Section 2.3(c) to represent only the right to receive upon surrender of such certificate the Consideration under Section 2.3(c), without interest, in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Common Shares or Warrants, as applicable, not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Common Shares or Warrants, as applicable, of any kind or nature against the Corporation, the Acquiror or the Parent. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to the Acquiror and all Consideration to which such former holder was entitled shall be returned to the Acquiror.

(e)	Any payment made by way of cheque by the Depositary or the Corporation pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or the Corporation, as the case may be, or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the Consideration for Common Shares, Options or Warrants pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited for no consideration, and all cash to which such holder was entitled shall be returned to the Acquiror or the Corporation, as applicable.

(f)	No holder of Common Shares, Options or Warrants shall be entitled to receive any consideration with respect to Common Shares, Options or Warrants other than as described in and in accordance with Section 2.3 and this Section 4.1, and, for greater certainty, no such holder will be entitled to receive any interest (by reason of any delay in paying for such securities or otherwise), dividends, premium or other payment in connection therewith.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares or Warrants exchanged pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay and deliver in exchange for such lost, stolen or destroyed certificate, the consideration which such holder is entitled to receive pursuant to Section 2.3 (net of amounts required to be withheld pursuant to Section 4.3). When authorizing such payment and delivery in exchange for any lost, stolen or destroyed certificate, the person to whom the payment is made shall, as a condition precedent to the delivery of such payment thereof, give a bond satisfactory to the Corporation, the Parent, the Acquiror and the Depositary in such sum as the Parent, or the Acquiror may direct or otherwise indemnify the Corporation, the Parent, the Acquiror and the Depositary in a manner satisfactory to the Corporation, the Parent and the Acquiror against any claim that may be made against the Corporation, the Parent, the Acquiror or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Rights

The Corporation, the Acquiror and the Depositary shall be entitled to deduct and withhold from any amount payable to any Optionholder or Securityholders (including any payments to Dissenting Securityholders), such amounts as the Corporation, the Acquiror, or the Depositary may be entitled or required to deduct and withhold with respect to such payment under the Tax Act or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded, and to remit such deducted and withheld amounts to the appropriate taxing authority. To the extent that amounts are so properly deducted and withheld, such deducted and withheld amounts shall be treated for all purposes as having been paid to the Optionholder or Securityholder in respect of which such deduction and withholding was made, provided that such deducted and withheld amounts are actually remitted in accordance with applicable law to the appropriate taxing authority.

Article 5

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)	The Corporation, the Parent and the Acquiror reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by the parties, acting reasonably, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to Securityholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by the parties, made at any time prior to the Meeting with or without any other prior notice or communication, and if so proposed and approved by the persons voting at the Meeting (as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to by each of the Corporation, the Parent and the Acquiror (in each case, acting reasonably), and (ii) if required by the Court, it is approved by the Securityholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made unilaterally by the Acquiror, provided that it concerns a matter which, in the reasonable opinion of the Acquiror, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement, is not materially adverse to the financial or economic interests of any Securityholders or Optionholders, and is agreed to by the Corporation, acting reasonably.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

Article 6

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement and shall become effective without any further act or formality, each of the Acquiror, the Parent and the Corporation shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

Article 7

PARAMOUNTCY

From and after the Effective Time (a) this Plan of Arrangement shall take precedence and priority over any and all Common Shares, Options and Warrants issued and outstanding prior to the Effective Time, (b) the rights and obligations of registered and beneficial Optionholders or Securityholders, and the Corporation, the Acquiror, the Parent, the Depositary and any registrar and transfer agent for the Common Shares, Options or Warrants in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares, Options or Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Court File No.: CV-16-11515-00CL
ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST)
THE HONOURABLE JUSTICE NEWBOULD	) ) )	MONDAY, THE 17th DAY OF OCTOBER 2016
IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE Canada Business Corporations Act, c. C.44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING CYNAPSUS THERAPEUTICS INC., ITS SECURITYHOLDERS AND SUNOVION CNS DEVELOPMENT CANADA ULC

CYNAPSUS THERAPEUTICS INC.
Applicant
ORDER

THIS APPLICATION made by the Applicant, Cynapsus Therapeutics Inc. (“Cynapsus”) pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the “CBCA”) was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Application issued on September 2, 2016 and the affidavit of Anthony Giovinazzo sworn September 9, 2016 and the exhibits thereto, the supplementary affidavit of Anthony Giovinazzo sworn October 13, 2016 and the exhibits thereto, and the Interim Order of the Honourable Justice Conway dated September 13, 2016, and

ON HEARING the submissions of counsel for Cynapsus and counsel for Sunovion CNS Development Canada ULC, and on being advised that the Director appointed under the CBCA does not consider it necessary to appear on this application, no-one appearing for any other person, including any shareholder or warrantholder of Cynapsus, and having determined that the Arrangement, as described in the Plan of Arrangement attached as Schedule “A” to this order is an arrangement for the purposes of section 192 of the CBCA and is fair and reasonable in accordance with the requirements of that section,

1.                  THIS COURT ORDERS that the Arrangement, as described in the Plan of Arrangement attached as Schedule “A” to this order, shall be and is hereby approved.

2.                  THIS COURT ORDERS that the Applicant shall be entitled to seek leave to vary this order upon such terms upon giving such notice as this Court may direct, to seek the advice and directions of this Court as to the implementation of this order, and to apply for such further order or orders as may be appropriate.

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C.44, AS AMENDED CYNAPSUS THERAPEUTICS INC. Applicant	Court File No.: CV-16-11515-00CL
ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) PROCEEDINGS COMMENCED AT TORONTO
FINAL ORDER

BORDEN LADNER GERVAIS LLP
Barristers and Solicitors
Scotia Plaza
40 King Street West
Toronto, Ontario M5H 3Y4

Caitlin R. Sainsbury (LSUC # 54122D)

Tel: (416) 367-6438

Fax: (416) 361-2745
csainsbury@blg.com

Graham Splawski (LSUC # 68589T)
Tel: (416) 367-6206
Fax: (416) 361-2786
gsplawski@blg.com

Lawyers for applicant, Cynapsus Therapeutics Inc.